Exhibit 10.3
AGREEMENT OF ASSIGNMENT

This Assignment Agreement is made effective as of July 20, 2015, between Reve Technologies, Inc., a publicly trading Nevada Corporation and Mr. David Forster, President, CEO and CFO of Reve Technologies, Inc.

WHEREAS:  David Forster (“Assignor”) wishes to assign a certain technology that he owns, Hush Chat, to Reve Technologies, Inc. (“Assignee”) and Reve Technologies, Inc. wishes to accept the assignment from David Forster, and therefore, each do hereby enter into an Agreement of Assignment (“Agreement”) pursuant to the terms and conditions set forth below.

THEREFORE, David Forster shall assign his rights, interests, and title to Hush Chat to Reve Technologies, Inc.

Reve Technologies, Inc. and David Forster, sometimes referred to jointly as “parties,” hereby acknowledge the receipt and sufficiency of this Agreement and agree each and with the other as follows:

1.  Consideration of Assignment.  David Forster shall assign all of his rights, title and interest to Reve Technologies, Inc. in exchange of one million (1,000,000) shares of Reve Technologies, Inc. Series B Voting Preferred Stock.

2.  Terms of Assignment.  Upon execution of this Assignment Agreement and approval and authorization of the Board of Directors of Assignee, a letter of instruction shall be sent to the Transfer Agent, West Coast Transfer, Inc. instructing the Transfer Agent to issue Mr. Forster 1,000,000 Series B Voting Preferred Stock of Reve Technologies, Inc.

3.  Licensing Technology.  Upon closing of this Agreement, the Assignee may, at its discretion, enter into one or more licensing agreements with other companies.

4.  Authority.  David Forster has all requisite power and authority to assign Hush Chat, and does so willingly and without duress.  The execution and delivery of this Agreement and the consummation of the transaction contemplated by this Agreement have been duly authorized.  No other proceeding is necessary to authorize such documents or to consummate the transaction contemplated in this Agreement.

5.  Organization and Good Standing.  Reve Technologies, Inc. is duly incorporated, organized, validly existing and in good standing under the laws of the State of Nevada, and has all requisite corporate power and authority to own, lease and to carry on its business as now being conducted.

6.  Execution of Agreement. This Agreement, when executed and delivered, will be valid and binding obligations of the parties and will be enforceable under the full force of the law and in accordance with the laws of the State of Nevada, except:

(A) As limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally;

(B) As limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; and

(C) As limited by public policy.

7.  Non-Contravention.  Neither the execution, delivery, performance of this Agreement nor the consummation of this transaction will:

(A) Conflict with, result in a violation of, cause a default under (with or without notice, lapse of time or both) or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the Assets under any term, condition, or provision of any loan or credit agreement, note, debenture, bond, mortgage, indenture, lease or other agreement, instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company, or any of its material property or assets; or

(B) Violate any order, writ, injunction, decree, statute, rule, or regulation of any court or governmental or regulatory authority applicable to the Company or any of the assets held by the Company.

8.  Actions and Proceedings.  To the best knowledge of Assignor there is no claim, charge, arbitration, grievance, action, suit, investigation or proceeding by or before any court, arbiter, administrative agency or other governmental authority now pending or, to the best knowledge of the Assignor, threatened against the Assignor which involves any of the business, or the properties of Hush Chat that, if adversely resolved or determined, would have a material adverse effect on the business, operations, assets, properties, prospects or conditions of Hush Chat taken as a whole. There is no reasonable basis for any claim or action that, based upon the likelihood of its being asserted and its success if asserted, would have a material adverse effect.

9.  Material Contracts and Transactions. There are no material contracts, agreements, licenses, permits, arrangements, commitments, instruments, understandings or contracts, whether written or oral, express or implied, contingent, fixed or otherwise, to which Hush Chat is a party, except as disclosed by Mr. Forster.

10. Warranties and Guarantees:  Assignor does not warrant or guarantee that Hush Chat will perform in any manner except for what has been disclosed to the Assignee and does not warrant or guarantee its continued performance or any actual results from its use.

11.Public Announcements. Until the closing date, both parties each agree that they shall not release or issue any reports or statements or make any public announcements relating to this Agreement or the transaction contemplated herein without the prior written consent of the other party, except as may be required upon written advice of counsel to comply with applicable laws or regulatory requirements after consulting with the other party and seeking reasonable consent to such announcement.

12. TERMINATION

12. Termination. This Agreement may be terminated, in writing, at any time prior to the Closing Date contemplated hereby by:

(A) Mutual agreement of Reve Technologies, Inc. and Mr. David Forster;

(B) Either party if there has been a material breach of any material representation, warranty, covenant or agreement set forth in this Agreement that is not cured, to the reasonable satisfaction of the party to whom the breach has occurred, within ten business days after notice of such breach is given (except that no cure period shall be provided for a breach by either party that by its nature cannot be cured);

(C) Upon the written request and resignation and/or termination of Mr. David Forster.

12.1 Effect of Termination. In the event of the termination of this Agreement as provided in Section 6.1, this Agreement shall be of no further force or effect, provided, however, that no termination of this Agreement shall relieve any party of liability for any breaches of this Agreement that are based on a wrongful refusal or failure to perform any obligations.

13. GENERAL

13.1 Effectiveness of Representations; Survival. Each party is entitled to rely on the representations, warranties, indemnifications and agreements of each of the other party and all such representation, warranties and agreement shall be effective regardless of any investigation that any party has undertaken or failed to undertake. The representations, warranties and agreements shall survive the Closing Date and continue in full force and effect until one (1) year after the Closing Date.

13.2 Exclusivity. Until such time, if any, as this Agreement is terminated pursuant to this Agreement, neither party shall, directly or indirectly solicit, initiate, entertain or accept any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from any person or entity relating to any transaction contemplated by this Agreement.

13.3 Amendment. This Agreement may not be amended, or modified, except by an instrument in writing signed by each of the parties.

13.4 Entire Agreement. This Agreement, the schedules attached hereto and the other documents in connection with this Transaction contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior arrangements and understandings, both written and oral, expressed or implied, with respect to this Agreement. Any preceding correspondence or offers are expressly superseded and terminated by this Agreement.

13.5 Notices. All notices and other communications required or permitted under this Agreement shall be sent to the addresses exchanged by the parties set forth in this Agreement for this purpose, and as may from time to time be updated by one party to the other, which must be in writing and shall be deemed given if sent by personal delivery, faxed with electronic confirmation of delivery, internationally-recognized express courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the addresses specified by a party to the others from time to time for notice purposes, or via electronic delivery upon confirmation of receipt from the other party .

14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada and the Federal laws applicable to the subject matter in the State of Nevada.

15. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

16. Electronic Execution. This Agreement may be executed by delivery of executed signature pages and shall be effective for all purposes.

17. Independent Legal Advice. Both parties confirm that each has been given the opportunity to seek and obtain independent legal advice prior to execution of this Agreement, and enter into this Agreement and execute this Agreement on the same equal footing, with equal understanding of the Agreement.

18. Understanding and Acknowledgement.  Upon execution of this Agreement, both parties do hereby acknowledge that they have read, understood and agree with the terms and conditions of this Agreement.

IN WITNESS WHEREOF the parties have executed this Agreement as of the 20th day of July 2015.

Reve Technologies, Inc.                                                                                              Mr. David Forster
___________________________                                                                           ______________________________
By: David Forster, President                                                                                     By: David Forster